EXHIBIT 5

                             Glast, Philips & Murray
                           A PROFESSIONAL CORPORATION

   ATTORNEYS AND
    COUNSELORS                2200 ONE GALLERIA TOWER
      ______                  13355 NOEL ROAD, L.B. 48
                              DALLAS, TEXAS 75240-6657                 HOUSTON
  Ronald L. Brown                 (972) 419-8300                  (713) 237-3111
  (972) 419-8302              TELECOPIER (972) 419-8329
rbrown@gpm-law.com


                                February 19, 2002


Doblique, Inc.
2591 Dallas Parkway, Suite 102
Frisco, Texas 75034

          RE: Form SB-2 Registration Statement relating to the registration of 490,000 shares of common stock, $.001 par value of Doblique, Inc.

Gentlemen:

     We are acting as counsel for Doblique, Inc., a Nevada corporation (the "Company"), in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement for the Company on Form SB-2 filed with the Securities and Exchange Commission ("SEC") (the "Registration Statement"), covering an aggregate of 490,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of the Company which will be offered by one selling shareholder.

     In that connection, we have examined the Form SB-2 Registration Statement in the form to be filed with the SEC. We have also examined and are familiar with the originals or authenticated copies of all corporate or other documents, records and instruments that we have deemed necessary or appropriate to enable us to render the opinion expressed below.

     We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents. In addition, we have assumed that the Shares will not be issued for consideration equal to less than the par value thereof and that the form of consideration to be received by the Company for the Shares will be lawful consideration under the Texas Business Corporation Act.

     Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, or any portion thereof, when issued as described in the Registration Statement, will be validly issued by the Company, fully paid and nonassessable.

     This opinion is limited in all respects to the laws of the United States of American and the State of Texas.

     This opinion may be filed as an exhibit to the Registration Statement.

                                                  Sincerely,

                                                  GLAST, PHILLIPS & MURRAY, P.C.



                                                   /s/ Glast, Phillips & Murray
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